Exhibit 7

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The tables below set forth our consolidated ratios of earnings to fixed charges, calculated in accordance with Canadian GAAP and U.S. GAAP, for the last five fiscal years and the latest interim period for which financial statements are presented:

Canadian GAAP	Year Ended October 31,
	2011	2010	2009	2008	2007
Excluding Interest on Deposits	2.99	3.55	3.28	2.51	2.34
Including Interest on Deposits	1.75	1.90	1.60	1.37	1.37

U.S. GAAP	Year Ended October 31,
	2011	2010	2009	2008	2007
Excluding Interest on Deposits	2.88	3.60	3.36	2.33	2.36
Including Interest on Deposits	1.70	1.89	1.60	1.32	1.37

For purposes of computing these ratios, earnings represent net income plus income taxes and fixed charges (excluding capitalized interest). Fixed charges represent (i) estimated interest within rental expense, (ii) amortization of debt issuance costs and (iii) interest (including capitalized interest), including or excluding deposit interest as indicated.

Royal Bank of Canada and Subsidiaries

Ratio of Earnings to Fixed Charges and Preferred Dividends

					CDN GAAP
	2011	2010	2009	2008	Year Ended October 31 2007
(Canadian dollars in millions)
Excluding Interest on Deposits

Net income before income taxes	$6,496	$6,968	$5,526	6,005	7,025

Less: Income from equity investees	10	55	4	(42)	(63	) Note 1

Fixed Charges:
Interest expense (excl. Deposits)	$3,121	$2,605	$2,275	3,826	5,075
Estimated interest within rental expense	156	149	146	129	128

Total fixed charges	3,277	2,754	2,421	3,955	5,203

Preferred dividend requirements	338	338	325	131	110	Note 2

Fixed charges and preferred dividends	3,615	3,092	2,746	4,086	5,313

Earnings	9,783	9,777	7,951	9,918	12,165

Ratio of earnings to fixed charges	2.99	3.55	3.28	2.51	2.34

Ratio of earnings to fixed charges and preferred dividends	2.71	3.16	2.90	2.43	2.29

Including Interest on Deposits

Net income before income taxes	$6,496	$6,968	$5,526	$6,005	$7,025

Less: Income/(loss) from equity investees	10	55	4	(42)	(63	) Note 1

Fixed Charges:
Interest expense (incl. Deposits)	$8,489	$7,696	$9,037	15,984	18,845
Estimated interest within rental expense	156	149	146	129	128

Total fixed charges	8,645	7,845	9,183	16,113	18,973

Preferred dividend requirements	338	338	325	131	110	Note 2

Fixed charges and preferred dividends	8,983	8,183	9,508	16,244	19,083

Earnings	15,151	14,868	14,713	22,076	25,935

Ratio of earnings to fixed charges	1.75	1.90	1.60	1.37	1.37

Ratio of earnings to fixed charges and preferred dividends	1.69	1.82	1.55	1.36	1.36

Note (1)	2011	2010	2009	2008	2007
Equity in Undistributed Earnings of Unconsolidated Subsidiaries Calculation (C $’000s):
Associated Corporations
(equity accounted investments - both GAAPS)	(9,840)	(54,684)	(3,922)	41,695	63,411
Joint Ventures
(equity accounted investments - U.S. GAAP and proportionate consolidation Cdn. GAAP)	-	-	(1)	-	-

	(9,840)	(54,684)	(3,923)	41,695	63,411

Note: Losses are presented with a negative sign in this calculation.

Note (2)
Preferred Dividend Requirements Calculation (C $ millions):
Preferred Dividends (per Income Statement)	258	258	233	101	88
Taxable Equivalent Gross-up
(1-Canadian Tax Rate for period)	76.3%	76.4%	71.6%	77.2%	80.2%

Preferred Dividend Requirement	338	338	325	131	110

Effective Tax Rate for Continuing Ops	23.7%	23.6%	28.4%	22.8%	19.8%

Royal Bank of Canada and Subsidiaries

Ratio of Earnings to Fixed Charges and Preferred Dividends

					U.S. GAAP
	2011	2010	2009	2008	2007
(Canadian dollars in millions)		Restate	Restate	Restate
Excluding Interest on Deposits

Net income before income taxes	$6,206	$7,008	$5,563	$5,288	$7,112

Less: Income/(loss) from equity investees	(210)	(113)	(159)	(264)	(268)	Note 1

Fixed Charges:
Interest expense (excl. Deposits)	$3,036	$2,514	$2,149	$3,659	$4,913
Estimated interest within rental expense	149	142	140	124	122

Total fixed charges	3,185	2,656	2,289	3,783	5,035

Preferred dividend requirements	332	338	321	139	125	Note 2

Fixed charges and preferred dividends	3,517	2,994	2,609	3,922	5,160

Earnings	9,181	9,551	7,693	8,806	11,879

Ratio of earnings to fixed charges	2.88	3.60	3.36	2.33	2.36

Ratio of earnings to fixed charges and preferred dividends	2.61	3.19	2.95	2.25	2.30

Including Interest on Deposits

Net income before income taxes	$6,206	$7,008	$5,563	$5,288	$7,112

Less: Income/(loss) from equity investees	(210)	(113)	(159)	(264)	(268)	Note 1

Fixed Charges:
Interest expense (incl. Deposits)	$8,361	$7,590	$8,816	$15,450	$18,362
Estimated interest within rental expense	149	142	140	124	122

Total fixed charges	8,510	7,732	8,956	15,574	18,484

Preferred dividend requirements	332	338	321	139	125	Note 2

Fixed charges and preferred dividends	8,842	8,070	9,276	15,713	18,609

Earnings	14,506	14,627	14,360	20,597	25,328

Ratio of earnings to fixed charges	1.70	1.89	1.60	1.32	1.37

Ratio of earnings to fixed charges and preferred dividends	1.64	1.81	1.55	1.31	1.36

Note (1)
Equity in Undistributed Earnings of Unconsolidated Subsidiaries Calculation (C $’000s):
Associated Corporations
(equity accounted investments - both GAAPS)	(9,840)	(54,684)	(3,923)	41,695	63,411
Joint Ventures
(equity accounted investments - U.S. GAAP and proportionate consolidation Cdn. GAAP)	220,182	167,278	162,693	222,636	204,679

	210,342	112,594	158,770	264,331	268,090

Note: Losses are presented with a negative sign in this calculation.

Note (2)
Preferred Dividend Requirements Calculation (C $ millions):
Preferred Dividends (per Income Statement)	258	258	233	112	102
Taxable Equivalent Gross-up
(1-Canadian Tax Rate for period)	77.8%	76.3%	72.7%	80.5%	81.4%

Preferred Dividend Requirement	332	338	321	139	125

Effective Tax Rate for Continuing Ops	22.2%	23.7%	27.3%	19.5%	18.6%